Exhibit 99.1

FOR IMMEDIATE RELEASE

CHICAGO PIZZA & BREWERY, INC. REPORTS A $1,403,000 PROFIT OR $0.07 PER SHARE FOR THE SECOND QUARTER OF 2004

Huntington Beach, CA July 27, 2004 - Chicago Pizza & Brewery, Inc. (NASDAQ: CHGO) released results for the second quarter ended June 27, 2004.

Highlights for the second quarter of 2004, relative to the same quarter last year, were as follows:

•	Revenues increased 15.4% to $29.3 million

•	Comparable restaurant sales increased 4.4%

•	Net income increased 30.1% to $1.4 million

•	Diluted earnings per share of $0.07 versus $0.05

•	New restaurant opened in Laguna Hills, California

Revenues totaled $29,315,000 for the second quarter of 2004, an increase of 15.4% compared with the same quarter of 2003. Revenues increased primarily due to the 2003 restaurant openings in Addison, Texas, Cerritos, California and San Jose, California. In addition, the January 2004 opening of Willowbrook, Texas and the June opening of Laguna Hills, California benefited revenues in the period. Also contributing to revenue growth was an increase in comparable restaurant sales of 4.4% for restaurants opened greater than eighteen months. These increases were partially offset by the closure of the BJ’s Portland, Oregon restaurant during June 2003, and the sale of the three Pietro’s restaurants, accomplished on March 15, 2004.

For the second quarter of 2004, the Company reported that net income increased 30.1% to $1,403,000, or $0.07 diluted earnings per share, as compared to net income of $1,078,000, or $0.05 diluted earnings per share for the same period of 2003. The increase in net income quarter over quarter is primarily due to the increase in restaurant sales combined with a reduction in cost of sales, labor and benefits, operating expenses and general and administrative as a percentage of sales; partially offset by increases to occupancy, depreciation and amortization and restaurant opening expenses as a percentage of sales.

Revenues totaled $58,292,000 for the six periods ended June 27, 2004; an increase of 18.5% compared to the six periods ended June 29, 2003. Revenues increased primarily due to the 2003 openings of restaurants in Clear Lake, Texas, Addison, Texas, Cerritos, California and San Jose, California, as well as the 2004 openings of Willowbrook, Texas and Laguna Hills, California. Also contributing to revenue growth was an increase in BJ’s same store sales of 5.8% for restaurants opened greater than eighteen months. These increases were partially offset by the closure of the BJ’s Portland, Oregon restaurant during June 2003, and the sale of the three Pietro’s restaurants on March 15, 2004.

The Company reported net income of $3,779,000, or $0.18 diluted earnings per share, for the six periods ended June 27, 2004, compared to net income of $1,906,000, or $0.09 diluted earnings per share, for the six periods ended June 29, 2003. Included in first half 2004 earnings and earnings per share results is a pre-tax gain of $1,658,000 for the sale of the three Pietro’s restaurants and related trademarks for the Pietro’s brand, or a $0.05 after-tax gain per diluted share.

Paul Motenko, Chairman and Co-CEO, commented, “We were very pleased with our results in the second quarter, particularly our ability to maintain tight controls on cost of sales and labor in this very challenging cost environment. We achieved a very successful opening at our Laguna Hills, California restaurant during the second quarter, and we have been extremely pleased with the guest response at our Summerlin, Nevada restaurant, which opened early in the third quarter. We continue to remain confident in our development schedule to open six or more units in 2004. In addition to restaurants the Company has opened year-to-date, we currently have ten signed leases for restaurants that we anticipate will open during either 2004 or 2005. Our current expectation is to open eight or more units in 2005.”

2004 Outlook

The Company maintains its projection for 2004 revenues to be between $124 million and $128 million and 2004 diluted earnings per share of $0.30 to $0.33, including the approximate $0.05 per share after-tax gain from the sale of all three Pietro’s restaurants and related assets during the first quarter. Expectations for 2004 are based on 6 to 7 new BJ’s Restaurant openings and full-year comparable restaurant revenue growth of 3.0% to 4.0%. Chicago Pizza & Brewery will have one additional week in fiscal 2004, a 53-week year versus the standard 52-week year, which is reflected in the guidance issued above.

Investor Conference Call and Webcast

Chicago Pizza & Brewery, Inc. will conduct a conference call on its second quarter earnings release today, July 27, 2004, at 2:00 p.m. PDT. The number to dial for this teleconference is (888) 424-5801. A replay of the conference call will be available through July 30, 2004 by dialing (877) 519-4471 and entering passcode 4991331.

The Company will also provide an on-line Internet simulcast, as well as a replay, of the conference call. The link to the simulcast and rebroadcast can be found on the Company’s website at www.bjsbrewhouse.com. The rebroadcast will be available following the live broadcast and continue for 30 days.

Chicago Pizza & Brewery, Inc. currently operates 32 casual dining restaurants, some of which incorporate brewpubs. Twenty-two of the restaurants are located in California, with additional locations in Boulder, Colorado, Chandler, Arizona, Summerlin, Nevada and Lewisville, Clear Lake, Addison and Willowbrook, Texas. In addition, the Company operates three restaurants in Oregon, and has a licensing interest in a BJ’s restaurant in Lahaina, Maui. BJ’s restaurants feature BJ’s award-winning, signature deep-dish pizza, BJ’s own hand-crafted beers as well as a wide selection of appetizers, entrees, pastas, sandwiches, specialty salads and desserts. Visit Chicago Pizza & Brewery, Inc. on the web at http://www.bjsbrewhouse.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking statements” for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the Company’s ability to manage growth and conversions, (ii) construction delays, (iii) restaurant and brewery industry competition and other such industry considerations, (iv) marketing and other limitations based on the Company’s historic concentration in Southern California, (v) consumer trends, (vi) increased food costs and wages, including, without limitation, increases in the minimum wage, (vii) increased energy costs, and (viii) other general economic and regulatory conditions.

Further information concerning the Company’s results of operations for the second quarter 2004 will be provided in the Company’s Form 10-Q filing, to be filed with the Securities and Exchange Commission by August 6, 2004.

For further information, please contact Robert Curran of Chicago Pizza & Brewery, Inc. (714) 848-3747, ext. 260.

Selected Unaudited Consolidated Financial Data

(Dollars in thousands except for per share data)

	For the Thirteen Weeks Ended				For the Twenty-Six Weeks Ended
	June 27, 2004		June 29, 2003		June 27, 2004		June 29, 2003
Statement of Income Data:
Revenues	$29,315	100.0%	$25,412	100.0%	$58,292	100.0%	$49,207	100.0%
Costs and expenses:
Cost of sales	7,624	26.0	6,732	26.5	15,033	25.8	13,022	26.5
Labor and benefits	10,185	34.7	8,982	35.3	20,761	35.6	17,626	35.8
Occupancy	2,226	7.6	1,856	7.3	4,456	7.6	3,615	7.3
Operating expenses	3,179	10.8	2,895	11.4	6,272	10.8	5,555	11.3
General and administrative	2,213	7.5	2,248	8.8	4,733	8.1	4,352	8.8
Depreciation and amortization	1,183	4.0	964	3.8	2,341	4.0	1,877	3.8
Restaurant opening expense	770	2.6	291	1.1	1,009	1.7	703	1.4
Gain from sale of Pietro’s restaurants	—	—	—	—	(1,658)	(2.8)	—	—

Total cost and expenses	27,380	93.2	23,968	94.2	52,947	90.8	46,750	94.9

Income from operations	1,935	6.8	1,444	5.8	5,345	9.2	2,457	5.1

Other income:
Interest income, net	121	0.4	96	0.4	224	0.4	193	0.4
Other income, net	29	0.1	120	0.5	114	0.2	282	0.6

Total other income	150	0.5	216	0.9	338	0.6	475	1.0

Income before income tax expense	2,085	7.3	1,660	6.7	5,683	9.8	2,932	6.1

Income tax expense	682	2.3	582	2.3	1,904	3.3	1,026	2.1

Net income	$1,403	5.0%	$1,078	4.4%	$3,779	6.5%	$1,906	4.0%

Net income per share:
Basic	$0.07		$0.06		$0.19		$0.10
Diluted	$0.07		$0.05		$0.18		$0.09

Weighted average number of shares outstanding:
Basic	19,452		19,379		19,452		19,387

Diluted	20,535		20,337		20,545		20,259

Selected Balance Sheet Information

(Dollars in thousands)

	June 27, 2004 (Unaudited)	December 28, 2003
Balance Sheet Data (end of period):
Cash, cash equivalents and short-term investments	$24,109	$26,940
Total assets	$88,329	$83,705
Total long-term debt, including current portion	$0	$151
Shareholders’ equity	$75,561	$71,051